Filed Pursuant to Rule 433

Registration No. 333-253385

August 31, 2021

FREE WRITING PROSPECTUS

(To Prospectus dated February 23, 2021,

Prospectus Supplement dated February 23, 2021 and

Stock-Linked Underlying Supplement dated February 23, 2021)

HSBC USA Inc.

Autocallable Contingent Income Barrier Notes

Linked to the Least Performing of the Equity Securities of Zoom Video Communications, Inc., Roku, Inc. and Moderna, Inc. (the "Reference Asset")

Monthly Contingent Coupon payments at a rate of at least 1.8125% (equivalent to at least 21.75% per annum) (to be determined on the Trade Date), payable if the Official Closing Price of each Underlying on the applicable Observation Date is greater than or equal to 60.00% of its Initial Value

Callable quarterly at the principal amount plus the applicable Contingent Coupon on any Call Observation Date on or after December 6, 2021 if the Official Closing Price of each Underlying is at or above its Call Threshold

If the Notes are not called and the Least Performing Underlying declines by more than 40.00% but less than or equal to 50.00%, you will receive your principal amount (a zero return).

If the Notes are not called and the Least Performing Underlying declines by more than 50.00%, you will receive shares of the Least Performing Underlying, and in such case there will be full exposure to declines in the Least Performing Underlying and you will lose all or a portion of your principal amount.

A 3 year maturity, if not called

The Autocallable Contingent Income Barrier Notes (each a "Note" and collectively the "Notes") offered hereunder will not be listed on any securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions in any Notes after their initial sale. Unless we or our agent inform you otherwise in the confirmation of sale, the pricing supplement to which this document relates is being used in a market-making transaction. See "Supplemental Plan of Distribution (Conflicts of Interest)" on page FWP-20 of this document.

Investment in the Notes involves certain risks. You should refer to "Risk Factors" beginning on page FWP-12 of this document, page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Trade Date is expected to be between $870.00 and $920.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See "Estimated Initial Value" on page FWP-7 and "Risk Factors" beginning on page FWP-12 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000.00
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.00% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. See "Supplemental Plan of Distribution (Conflicts of Interest)" on page FWP-20 of this document.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000
Term	A 3 year maturity, if not called
Reference Asset	The Class A common stock of Zoom Video Communications, Inc. (Ticker: ZM), the Class A common stock of Roku, Inc. (Ticker: ROKU) and the common stock of Moderna Inc. (Ticker: MRNA) (each, an "Underlying" and together the "Underlyings").
Call Feature	The Notes will be automatically called if the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date on or after December 6, 2021. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date(2)
Call Threshold	With respect to each Underlying, 90.00% of its Initial Value
Contingent Coupon Rate	At least 1.8125% per month (equivalent to at least 21.75% per annum) (to be determined on the Trade Date).
Contingent Coupon

If the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date: we will pay you the Contingent Coupon.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on an Observation Date: the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date(2).

Coupon Trigger	With respect to each Underlying, 60.00% of its Initial Value
Barrier Value	With respect to each Underlying, 50.00% of its Initial Value
Payment at Maturity per Note

Unless the Notes are called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

If the Reference Return of the Least Performing Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon

If the Reference Return of the Least Performing Underlying is less than -40.00% but greater than or equal to -50.00%:

$1,000 (a zero return)

If the Reference Return of the Least Performing Underlying is less than -50.00%:

The Physical Delivery Amount in shares of the Least Performing Underlying.

If the Notes are not automatically called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and will lose up to 100% of the Principal Amount at maturity.

Physical Delivery Amount	A number of shares of the Least Performing Underlying calculated by dividing the Principal Amount by the Initial Value of the Least Performing Underlying. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Value of the Least Performing Underlying.
Reference Return	With respect to each Underlying, Final Value - Initial Value Initial Value
Least Performing Underlying	The Underlying with the lowest Reference Return.
Trade Date	September 3, 2021
Pricing Date	September 3, 2021

The Notes

The Notes may be suitable for investors who believe that the value of the Underlyings will not decrease significantly over the term of the Notes. Unless the Notes are called, so long as the Official Closing Price of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, you will receive the monthly Contingent Coupon on the applicable Coupon Payment Date.

If the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date beginning on December 6, 2021, your Notes will be called and you will receive a payment equal to 100% of the Principal Amount, together with the applicable Contingent Coupon on the corresponding Call Payment Date.

If the Notes are not called and the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive a Payment at Maturity equal to 100% of the Principal Amount plus the final Contingent Coupon.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Coupon Trigger but greater than or equal to its Barrier Value, you will receive a Payment at Maturity equal to the Principal Amount.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and you will receive the Physical Delivery Amount in shares of the Least Performing Underlying, and in such case, lose 1% of your principal for every 1% decline of that Least Performing Underlying from its Initial Value. In that case, you will lose up to 100% of the Principal Amount at maturity. Even with any Contingent Coupons paid prior to maturity, your return on the Notes may be negative.

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Original Issue Date	September 9, 2021
Final Valuation Date	September 4, 2024
Maturity Date (3)	September 9, 2024
CUSIP / ISIN	40428HQX3 / US40428HQX34

(1) As more fully described starting on page FWP-6.

(2) See page FWP-6 for Observation Dates, Coupon Payment Dates, Call Observation Dates, and Call Payment Dates.

(3) Subject to adjustment as described under "Additional Terms of the Notes" in the accompanying Stock-Linked Underlying Supplement.

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Illustration of Payment Scenarios

Your payment on the Notes will depend on whether the Notes have been called, whether the Official Closing Price of each Underlying on an Observation Date is greater than or equal to its Coupon Trigger, and whether the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value. If your Notes are not called, you will lose some or all of your Principal Amount at maturity if the Final Value of the Least Performing Underlying is less than its Barrier Value. In this case, we will pay you in shares of the Least Performing Underlying, and the Physical Delivery Amount you will be entitled to receive will be less than the Principal Amount of the Notes. Even with any Contingent Coupons you received prior to maturity, your return on the Notes may be negative.

Information about the Underlyings

Zoom Video Communications, Inc. develops a people-centric cloud service that transforms real-time collaboration experience. The Company offers unified meeting experience, a cloud service that provides a 3-in-1 meeting platform with HD video conferencing, mobility, and web meetings. Zoom Video Communications, Inc. serves customers worldwide. The shares of the Class A common stock of Zoom Video Communications, Inc. trade and are listed on the NASDAQ under the symbol "ZM."

The graph above illustrates the daily performance of this Underlying from April 18, 2019 through August 30, 2021. The closing values in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results.

For further information on each Underlying, please see “Description of the Reference Asset” beginning on page FWP-19 of this document. We have derived all disclosure regarding each Underlying from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about each Underlying.

Roku, Inc. designs and manufactures consumer electronic products. The Company offers wireless enabled devices that stream audio and video content from the internet to home entertainment systems. Roku, Inc. serves customers globally. The shares of the Class A common stock of Roku, Inc. trade and are listed on the NASDAQ under the symbol "ROKU."

The graph above illustrates the daily performance of this Underlying from September 28, 2017 through August 30, 2021. The closing values in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results.

For further information on each Underlying, please see “Description of the Reference Asset” beginning on page FWP-19 of this document. We have derived all disclosure regarding each Underlying from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about each Underlying.

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Moderna, Inc. operates as a clinical stage biotechnology company. The Company focuses on the discovery and development of messenger RNA therapeutics and vaccines. Moderna, Inc. develops mRNA medicines for infectious, immuno-oncology, and cardiovascular diseases. The shares of common stock of Moderna, Inc. trade and are listed on the NASDAQ under the symbol "MRNA."

The graph above illustrates the daily performance of this Underlying from December 7, 2018 through August 30, 2021. The closing values in the graph above were obtained from the Bloomberg Professional® Service. Past performance is not necessarily an indication of future results.

For further information on each Underlying, please see “Description of the Reference Asset” beginning on page FWP-19 of this document. We have derived all disclosure regarding each Underlying from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about each Underlying.

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HSBC USA Inc.

Autocallable Contingent Income Barrier Notes

Linked to the Least Performing of the Equity Securities of Zoom Video Communications, Inc., Roku, Inc. and Moderna, Inc. (the "Reference Asset")

This document relates to a single offering of Autocallable Contingent Income Barrier Notes. The Notes will have the terms described in this document and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement, the terms described in this document shall control.

This document relates to an offering of Notes linked to the performance of the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.

Principal Amount:	$1,000 per Note

Reference Asset:	The Class A common stock of Zoom Video Communications, Inc. (Ticker: ZM), the Class A common stock of Roku, Inc. (Ticker: ROKU) and the common stock of Moderna, Inc. (Ticker: MRNA) (each, an "Underlying" and together the "Underlyings").

Trade Date:	September 3, 2021

Pricing Date:	September 3, 2021

Original Issue Date:	September 9, 2021

Final Valuation Date:	September 4, 2024, subject to adjustment as described under "Additional Terms of the Notes-Valuation Dates" in the accompanying Stock-Linked Underlying Supplement.

Maturity Date:	3 business days after the Final Valuation Date, expected to be September 9, 2024. The Maturity Date is subject to adjustment as described under "Additional Terms of the Notes-Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying Stock-Linked Underlying Supplement.

Call Feature:	The Notes will be automatically called if the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date on or after December 6, 2021. In that case, you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the Contingent Coupon payable on the corresponding Call Payment Date

Call Threshold:	With respect to each Underlying, 90.00% of its Initial Value

Payment at Maturity:	Unless the Notes are automatically called, on the Maturity Date, for each $1,000 Principal Amount, we will pay you the Final Settlement Value.

Final Settlement Value:

Unless the Notes are automatically called, for each $1,000 Principal Amount, you will receive a cash payment on the Maturity Date, calculated as follows:

If the Reference Return of the Least Performing Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon.

If the Reference Return of the Least Performing Underlying is less than -40.00% but greater than or equal to -50.00%:

$1,000 (a zero return)

If the Reference Return of the Least Performing Underlying is less than -50.00%:

The Physical Delivery Amount in shares of the Least Performing Underlying.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive the Physical Delivery Amount in shares of the Least Performing Underlying, and in such case, lose up to 100% of the Principal Amount. Even with any Contingent Coupons, your return on the Notes may be negative in this case.

Physical Delivery Amount:	A number of shares of the Least Performing Underlying calculated by dividing the Principal Amount by the Initial Value of the Least Performing Underlying. Fractional share amounts will be paid in cash and determined by multiplying the number of fractional shares by the Final Value of the Least Performing Underlying. The Physical Delivery Amount is subject to adjustment as described under "Additional Terms of the Notes-Antidilution and Reorganization Adjustments" in the accompanying Stock-Linked Underlying Supplement

Least Performing Underlying:	The Underlying with the lowest Reference Return.

Reference Return:	With respect to each Underlying, the quotient, expressed as a percentage, calculated as follows: Final Value - Initial Value Initial Value

Observation Dates and Payment Dates:	Observation Dates	Coupon Payment Dates
	October 6, 2021	October 12, 2021
	November 4, 2021	November 9, 2021
	December 6, 2021*	December 9, 2021**

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January 5, 2022	January 10, 2022
February 4, 2022	February 9, 2022
March 4, 2022*	March 9, 2022**
April 6, 2022	April 11, 2022
May 4, 2022	May 9, 2022
June 6, 2022*	June 9, 2022**
July 6, 2022	July 11, 2022
August 4, 2022	August 9, 2022
September 6, 2022*	September 9, 2022**
October 5, 2022	October 11, 2022
November 4, 2022	November 9, 2022
December 6, 2022*	December 9, 2022**
January 4, 2023	January 9, 2023
February 6, 2023	February 9, 2023
March 6, 2023*	March 9, 2023**
April 4, 2023	April 10, 2023
May 4, 2023	May 9, 2023
June 6, 2023*	June 9, 2023**
July 5, 2023	July 10, 2023
August 4, 2023	August 9, 2023
September 6, 2023*	September 11, 2023**
October 4, 2023	October 10, 2023
November 6, 2023	November 9, 2023
December 6, 2023*	December 11, 2023**
January 4, 2024	January 9, 2024
February 6, 2024	February 9, 2024
March 6, 2024*	March 11, 2024**
April 4, 2024	April 9, 2024
May 6, 2024	May 9, 2024
June 5, 2024*	June 10, 2024**
July 3, 2024	July 9, 2024
August 6, 2024	August 9, 2024
September 4, 2024*	September 9, 2024**
(the Final Valuation Date)	(the Maturity Date)

*These Observation Dates are also Call Observation Dates

**These Coupon Payment Dates are also Call Payment Dates

Each subject to postponement as described under "Additional Terms of the Notes-Valuation Dates" and "Additional Terms of the Notes-Coupon Payment Dates, Call Payment Dates and Maturity Date" in the accompanying Stock-Linked Underlying Supplement.

Call Observation Dates:	The applicable Observation Dates on or after December 6, 2021, as indicated above.

Call Payment Dates:	The applicable Coupon Payment Dates on or after December 9, 2021, as indicated above.

Contingent Coupon:

If the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on an Observation Date, you will receive the Contingent Coupon of at least $18.125 (to be determined on the Trade Date) per $1,000 Principal Amount on the applicable Coupon Payment Date.

If the Official Closing Price of any Underlying is less than its Coupon Trigger on an Observation Date, the Contingent Coupon applicable to such Observation Date will not be payable to you on the relevant Coupon Payment Date.

You may not receive any Contingent Coupon payments over the term of the Notes.

.

Contingent Coupon Rate:	At least 1.8125% per month (equivalent to at least 21.75% per annum) (to be determined on the Trade Date).

Initial Value:	With respect to each Underlying, its Official Closing Price on the Pricing Date.

Final Value:	With respect to each Underlying, its Official Closing Price on the Final Valuation Date.

Coupon Trigger:	With respect to each Underlying, 60.00% of its Initial Value

Barrier Value:	With respect to each Underlying 50.00% of its Initial Value

CUSIP / ISIN:	40428HQX3 / US40428HQX34

Form of Notes:	Book-Entry

Listing:	The Notes will not be listed on any securities exchange or quotation system.

Estimated Initial	The Estimated Initial Value of the Notes is expected to be less than the price you pay to purchase the Notes.

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Value:	The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See "Risk Factors - The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any."

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the Notes.

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GENERAL

This document relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part.Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 23, 2021, the prospectus supplement dated February 23, 2021 and the Stock-Linked Underlying Supplement dated February 23, 2021. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement, the terms described in this document shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-12 of this document, page S-1 of the prospectus supplement and page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000110465921026622/tm217170d1_424b2.htm

The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000110465921026609/tm217170d2_424b2.htm

The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000110465921026585/tm217170d7_424b3.htm

We are using this document to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT ON THE NOTES

Call Feature

If the Official Closing Price of each Underlying is at or above its Call Threshold on any Call Observation Date the Notes will be automatically called, and you will receive a cash payment, per $1,000 Principal Amount, equal to the Principal Amount plus the applicable Contingent Coupon on the corresponding Call Payment Date.

Contingent Coupon

We will pay a monthly Contingent Coupon on a Coupon Payment Date if the Official Closing Price of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Trigger. Otherwise, no coupon will be paid on such Coupon Payment Date. For information regarding the record dates applicable to the Contingent Coupons payable on the Notes, please see the section entitled "Description of Notes-Interest and Principal Payments-Recipients of Interest Payments" beginning on page S-17 in the accompanying prospectus supplement. The Contingent Coupon Rate will be at least 21.75% per annum (or at least $18.125 per $1,000 Principal Amount per month, if payable) (to be determined on the Trade Date).

Payment at Maturity

Unless the Notes are called, on the Maturity Date and for each $1,000 Principal Amount, you will receive a cash payment equal to the Final Settlement Value determined as follows:

If the Reference Return of the Least Performing Underlying is greater than or equal to -40.00%:

$1,000 + final Contingent Coupon

If the Reference Return of the Least Performing Underlying is less than -40.00% but greater than or equal to -50.00%:

$1,000 (a zero return)

If the Reference Return of the Least Performing Underlying is less than -50.00%:

The Physical Delivery Amount in shares of the Least Performing Underlying.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will not receive the final Contingent Coupon and you will receive the Physical Delivery Amount in shares of the Least Performing Underlying, and in such case, lose up to 100% of the Principal Amount. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

You believe that the Official Closing Price of each Underlying will be at or above its Coupon Trigger on most or all of the Observation Dates, and the Final Value of the Least Performing Underlying will be at or above its Barrier Value.

You seek a monthly Contingent Coupon, based on the performance of the Underlyings, that will be paid at the Contingent Coupon Rate of at least 21.75% per annum (to be determined on the Trade Date) if the Official Closing Price of each Underlying is greater than or equal to its Coupon Trigger on the applicable Observation Date.

You are willing to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

You do not seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

You are willing to receive shares of the Least Performing Underlying as payment on the Notes if the Final Value of the Least Performing Underlying is below its Barrier Value.

You are willing to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis , and receive shares of the Least Performing Underlying, if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -50.00%.

You are willing to lose up to 100% of the Principal Amount.

You are willing to hold the Notes which will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Call Threshold, or you are otherwise willing to hold the Notes to maturity.

You are willing to forgo guaranteed interest payments on the Notes, and the dividends or other distributions paid on the Underlyings.

You do not seek an investment for which there will be an active secondary market.

You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

You believe that the Official Closing Price of at least one Underlying will be below its Coupon Trigger on most or all of the Observation Dates, including the Final Valuation Date, and the Final Value of the Least Performing Underlying will be below its Barrier Value.

You believe that the Contingent Coupon, if any, will not provide you with your desired return.

You are unwilling to invest in the Notes based on the fact that your maximum potential return is limited to any Contingent Coupons payable on the Notes.

You seek an investment that provides an opportunity to participate in the appreciation of the Underlyings.

You are unwilling to receive shares of the Least Performing Underlying as payment on the Notes if the Final Value of the Least Performing Underlying is below its Barrier Value.

You are unwilling to make an investment that is exposed to the potential downside performance of the Least Performing Underlying on a 1-to-1 basis, and receive shares of the Least Performing Underlying, if the Notes are not called and the Reference Return of the Least Performing Underlying is less than -50.00%.

You seek an investment that provides full return of principal at maturity.

You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Official Closing Price of each Underlying is at or above its Call Threshold, or you are otherwise unable or unwilling to hold the Notes to maturity.

You prefer to receive guaranteed periodic interest payments on the Notes, or the dividends or other distributions paid on the Underlyings.

You seek an investment for which there will be an active secondary market.

You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page S-1 of the accompanying Stock-Linked Underlying Supplement. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this document and the accompanying prospectus, prospectus supplement and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

“-Risks Relating to All Note Issuances” in the prospectus supplement; and

"-General Risks Related to Reference Stocks" in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Risks Relating to the Structure or Features of the Notes

The Notes do not guarantee any return of principal and you may lose all of your Principal Amount.

The Notes do not guarantee any return of principal. The Notes differ from ordinary debt securities in that we will not pay you 100% of the Principal Amount of your Notes if the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value. In this case, we will pay you in shares of the Least Performing Underlying, and the Physical Delivery Amount you will be entitled to receive will be less than the Principal Amount of the Notes and you will lose 1% for each 1% that the Reference Return is less than 0.00%. You may lose up to 100% of your investment at maturity. Even with any Contingent Coupons received prior to maturity, your return on the Notes may be negative in this case.

If the Physical Delivery Amount will be paid on the Notes, you will be subject to the price fluctuation of the Least Performing Underlying after the Final Valuation Date.

If the Final Value of the Least Performing Underlying is less than its Barrier Value, we will deliver to you at maturity the Physical Delivery Amount in shares of the Least Performing Underlying. The value of those shares may further decrease between the Final Valuation Date and the Maturity Date, and you will incur additional losses to the extent of such decrease. In addition, there is no assurance that an active trading market will continue for shares of the Reference Asset or that there will be liquidity in that trading market.

The amount payable on the Notes is not linked to the values of the Underlyings at any time other than the Observation Dates, including the Final Valuation Date.

The payments on the Notes will be based on the Official Closing Prices of the Underlyings on the Observation Dates, including the Final Valuation Date, subject to postponement for non-trading days and certain Market Disruption Events. Even if the value of each Underlying is greater than or equal to its Coupon Trigger during the term of the Notes other than on an Observation Date but then decreases on an Observation Date to a value that is less than its Coupon Trigger, the Contingent Coupon will not be payable for the relevant monthly period. Similarly, if the Notes are not called, even if the value of the Least Performing Underlying is greater than or equal to its Barrier Value during the term of the Notes other than on the Final Valuation Date but then decreases on the Final Valuation Date to a value that is less than its Barrier Value, the Payment at Maturity will be less, possibly significantly less, than it would have been had the Payment at Maturity been linked to the value of the Least Performing Underlying prior to such decrease. Although the actual values of the Underlyings on the Maturity Date or at other times during the term of the Notes may be higher than their respective values on the Observation Dates, whether each Contingent Coupon will be payable and the Payment at Maturity will be based solely on the Official Closing Prices of the Underlyings on the applicable Observation Dates.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the value of each Underlying. For example, in the case of notes linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

You may not receive any Contingent Coupons.

We will not necessarily make periodic coupon payments on the Notes. If the Official Closing Price of any Underlying on an Observation

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Date is less than its Coupon Trigger, we will not pay you the Contingent Coupon applicable to that Observation Date. If on each of the Observation Dates, the Official Closing Price of any Underlying is less than its Coupon Trigger, we will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, the Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on the Notes.

Your return on the Notes is limited to the Principal Amount plus the Contingent Coupons, if any, regardless of any appreciation in the value of any Underlying.

For each $1,000 Principal Amount, you will receive $1,000 at maturity plus the final Contingent Coupon if the Final Value of the Least Performing Underlying is equal to or greater than its Coupon Trigger, regardless of any appreciation in the value of any Underlying, which may be significant. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Underlyings during the term of the Notes.

Because the Notes are linked to the performance of the Least Performing Underlying, you are exposed to greater risks of receiving no Contingent Coupons and sustaining a significant loss on your investment than if the Notes were linked to just one Underlying.

The risk that you will not receive any Contingent Coupons, or that you will suffer a significant loss on your investment, is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just one Underlying. With multiple Underlyings, it is more likely that one of the Underlyings will close below its respective Coupon Trigger on any Observation Date (including the Final Valuation Date) and below its respective Barrier Value on the Final Valuation Date, than if the Notes were linked to only one Underlying. Therefore, it is more likely that you will not receive any Contingent Coupons, and that you will suffer a significant loss on your investment. In addition, because each Underlying must close above its Call Threshold on a Call Observation Date in order for the Notes to be called, the Notes are less likely to be called than if the Notes were linked to just one Underlying.

If the Physical Delivery Amount will be paid on the Notes, you will be subject to the price fluctuation of the Least Performing Underlying after the Final Valuation Date.

If the Final Value of the Least Performing Underlying is less than its Barier Value, we will deliver to you at maturity the Physical Delivery Amount in shares of the Least Performing Underlying. The value of those shares may further decrease between the Final Valuation Date and the Maturity Date, and you will incur additional losses to the extent of such decrease. In addition, there is no assurance that an active trading market will continue for shares of the Least Performing Underlying or that there will be liquidity in that trading market.

The Notes may be called prior to the Maturity Date.

If the Notes are called early, the holding period over which you may receive coupon payments could be as little as approximately 3 months. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are called prior to the Maturity Date.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying.

If the Notes are not called, your return will be based on the Reference Return of the Least Performing Underlying without regard to the performance of any other Underlying. As a result, you could lose all or some of your initial investment if the Final Value of the Least Performing Underlying is less than its Barrier Value, even if there is an increase in the value of any other Underlying. This could be the case even if any other Underlying increased by an amount greater than the decrease in the Least Performing Underlying.

Higher Contingent Coupon Rates or lower Barrier Values are generally associated with Underlyings with greater expected volatility and therefore can indicate a greater risk of loss.

"Volatility" refers to the frequency and magnitude of changes in the value of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the value of that Underlying could close below its Coupon Trigger on an Observation Date or its Barrier Value on the Final Valuation Date, indicating a higher expected risk of non-payment of Contingent Coupons or loss on the Notes. This greater expected risk will generally be reflected in a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Barrier Value, a lower Coupon Trigger or a higher Contingent Coupon Rate) than for similar securities linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, a relatively lower Barrier Value may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of an Underlying can change significantly over the term of the Notes. The value of an Underlying for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Least Performing Underlying and the potential to lose some or all of your principal at maturity not receive any Contingent Coupons.

Since the Notes are linked to the performance of more than one Underlying, you will be fully exposed to the risk of fluctuations in the value of each Underlying.

Since the Notes are linked to the performance of more than one Underlying, the Notes will be linked to the individual performance of

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each Underlying. Because the Notes are not linked to a weighted basket, in which the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the values of the Underlyings to the same degree for each Underlying. For example, in the case of securities linked to a weighted basket, the return would depend on the weighted aggregate performance of the basket components reflected as the basket return. Thus, the depreciation of any basket component could be mitigated by the appreciation of another basket component, as scaled by the weightings of such basket components. However, in the case of these Notes, the individual performance of each of the Underlyings would not be combined to calculate your return and the depreciation of either of the Underlyings would not be mitigated by the appreciation of the other Underlying. Instead, your return would depend on the Least Performing Underlying.

Risks Relating to the Reference Asset

Each Underlying has a limited trading history.

The Class A common stock of Zoom Video Communications, Inc. began trading on The Nasdaq Stock Market LLC on April 18, 2019, the Class A common stock of Roku, Inc. began trading on The Nasdaq Stock Market LLC on September 28, 2017, and the common stock of Moderna, Inc. began trading on The Nasdaq Stock Market LLC on December 7, 2018. Because each Underlying is of recent origin and limited actual historical performance data exists with respect to it, your investment in the Notes may involve a greater risk than investing in securities linked to Underlyings with more established records of performance.

General Risk Factors

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payments due on the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Trade Date, is expected to be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Trade Date and is expected to be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates' internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Trade Date is expected to be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the values of the Underlyings and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able

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and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange or automated quotation system. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of any Underlying relative to its Initial Value. We cannot predict the Official Closing Price of an Underlying on any Observation Date, including the Final Valuation Date. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Underlyings or the return on the Notes.

The table and examples below illustrate how the Contingent Coupon and the Payment at Maturity would be calculated with respect to a $1,000 investment in the Notes, given a range of hypothetical performances of any Underlying. The hypothetical returns on the Notes below are numbers, expressed as percentages, that result from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The numbers appearing in the following table and examples may have been rounded for ease of analysis. The following table and examples assume the following:

▶	Principal Amount:	$1,000

▶	Hypothetical Initial Value*:	$100.00

▶	Hypothetical Call Threshold:	$90.00, 90.00% the Initial Value

▶	Hypothetical Barrier Value:	$50.00 (50.00% of the Initial Value*)

▶	Hypothetical Coupon Trigger:	$60.00 (60.00% of the Initial Value*)

▶	Hypothetical Contingent Coupon Rate:	21.75% per annum, payable monthly (1.8125% for each month in which it is payable). The actual Contingent Coupon Rate will be at least 21.75% per annum and will be determined on the Pricing Date.

* The hypothetical Initial Value of $100.00 used in the examples below has been chosen for illustrative purposes only and does not represent the actual Initial Value of any Underlying. The actual Initial Value of each Underlying will be determined on the Pricing Date and set forth in the final pricing supplement to which this free writing prospectus relates.

	Notes Are Called on a Call Observation Date	Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3	Example 4
Initial Value of each Underlying	$100.00	$100.00	$100.00	$100.00
Call Threshold of each Underlying	$90.00	$90.00	$90.00	$90.00
Barrier Value of each Underlying	$50.00	$50.00	$50.00	$50.00
Coupon Trigger of each Underlying	$60.00	$60.00	$60.00	$60.00
Observation Dates	Official Closing Price / Percentage Change of the Least Performing Underlying
1st Observation Date to 2nd Observation Date	$63.00 / -37.00% Contingent Coupons: 2 x $18.125 = $36.25	$64.20 / -35.80% Contingent Coupons: 2 x $18.125 = $36.25	$60.00 / -40.00% Contingent Coupons: 2 x $18.125 = $36.25	$63.00 / -37.0% Contingent Coupons: 2 x $18.125 = $36.25
3rd Observation Date (1st Call Observation Date)	$108.00 / 18.00% Contingent Coupons: 1 x $18.125 = $18.125	$63.50 / -36.50% Contingent Coupons: 1 x $18.125 = $18.125	$46.67 / -53.33% Contingent Coupons: $0	$50.00 / -50.00% Contingent Coupons: $0
4th Observation Date to the 35th Observation Date (including 2nd Call Observation Date to 11st Call Observation Date)	N/A	Official Closing Price is at or above the Coupon Trigger but below the Call Threshold Contingent Coupons: 32 x $18.125 = $580.00	Official Closing Price is below the Coupon Trigger Contingent Coupons: $0	Official Closing Price is below the Coupon Trigger Contingent Coupons: $0
Final Valuation Date	N/A	$62.10 / -37.90% Contingent Coupons: 1 x $18.125 = $18.125	$40.83 / -59.17% Contingent Coupons: $0	$52.50 / -47.50% Contingent Coupons: $0
Total Contingent Coupons Prior to Maturity or Call	$36.25	$634.375	$36.25	$36.25
Payment if Notes are Called	$1,000 + $18.125 = $1,018.125	N/A	N/A	N/A
Payment at Maturity	N/A	$1,000 + $18.125 = $1,018.125	$1,000 + ($1,000 x -59.17%) = $408.30	$1,000.00
Total payments on the Notes	$1,054.375	$1,652.50	$444.55	$1,036.25
Return of the Notes	5.4375%	65.25%	-55.545%**	3.625%

** If the Final Value of the Least Performing Underlying is less than its Barrier Value, we will pay you 10 shares of the Least Performing Underlying. The value of the 10 shares is based on the Final Value of the Least Performing Underlying.

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Example 1-The Official Closing Price of each Underlying on the first Call Observation Date is greater than or equal to its Call Threshold and the Notes are called.

Underlying	Initial Value	Official Closing Price
ZM	$100.00	$125.00 (125.00% of Initial Value)
ROKU	$100.00	$108.00 (108.00% of Initial Value)
MRNA	$100.00	$129.00 (129.00% of Initial Value)

Payment Upon a Call:	$1,018.125

Because the Official Closing Price of each Underlying on the first Call Observation Date is at or above its Call Threshold, the Notes will be called and you will receive $1,018.125 per Note, reflecting the Principal Amount plus the Contingent Coupon. When added to the aggregate Contingent Coupon payments of $36.25 received prior to the first Call Observation Date, we will have paid you a total of $1,054.375 per Note, resulting in a 5.4375% return on the Notes. No extra payment will be made on account of each Underlying closing above its respective Initial Value.

Example 2- The Notes are not called, the Final Value of the Least Performing Underlying is greater than or equal to its Barrier Value, and each Underlying closed at or above its Coupon Trigger (but below its Call Threshold) on all Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
ZM	$100.00	$115.00 (115.00% of Initial Value)
ROKU	$100.00	$62.10 (62.10% of Initial Value)
MRNA	$100.00	$110.00 (110.00% of Initial Value)

ROKU is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-37.90%
Payment at Maturity:	$1,018.125

Because the Final Value of the Least Performing Underlying is greater than or equal to its Coupon Trigger, you will receive $1,018.125 per Note, reflecting the Principal Amount plus the final Contingent Coupon, calculated as follows:

Final Settlement Value = $1,000 + $18.125 = $1,018.125

When added to the aggregate Contingent Coupon payments of $634.375 received in respect of all previous Observation Dates, we will have paid you a total of $1,652.50 per Note, resulting in a 65.25% return on the Notes.

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Example 3-The Notes are not called, the Final Value of the Least Performing Underlying is less than its Barrier Value, and each Underlying closed at or above its Coupon Trigger on all Observation Dates prior to the first Call Observation Date and below its Coupon Trigger on all other Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
ZM	$100.00	$105.00 (105.00% of Initial Value)
ROKU	$100.00	$40.83 (40.83% of Initial Value)
MRNA	$100.00	$110.00 (110.00% of Initial Value)

ROKU is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-59.17%
Payment at Maturity:	$408.30

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you will receive 10 shares of the Least Performing Underlying per $1,000 Principal Amount, with a value of $408.30, calculated as follows:

Final Settlement Value = Principal Amount/Initial Value of the Least Performing Underlying

= $1,000/$100.00 = 10 shares of the Least Performing Underlying

Because the Final Value of the Least Performing Underlying is less than its Barrier Value, you would receive the Physical Delivery Amount, or 10 shares of the Least Performing Underlying per Note. As of the Valuation Date, these shares would have a value of $408.30 (10 shares multiplied by the Final Value of $35.00). When added to the aggregate Contingent Coupon payments of $36.25 received prior to the first Call Observation Date, the value of the Physical Delivery Amount would result in a -55.545% return on the Notes.

If the Notes are not called and the Final Value of the Least Performing Underlying is less than its Barrier Value, you will be exposed to any decrease in the value of the Least Performing Underlying on a 1:1 basis and could lose up to 100% of your principal at maturity.

Example 4-The Notes are not called, the Final Value of the Least Performing Underlying is less than its Coupon Tigger but greater than its Barrier Value, and each Underlying closed at or above its Coupon Trigger on all Observation Dates prior to the first Call Observation Date, but below its Coupon Trigger on all other Observation Dates prior to maturity.

Underlying	Initial Value	Final Value
ZM	$100.00	$110.00 (110.00% of Initial Value)
ROKU	$100.00	$52.50 (52.50% of Initial Value)
MRNA	$100.00	$105.00 (105.00% of Initial Value)

ROKU is the Least Performing Underlying.

Reference Return of the Least Performing Underlying:	-47.50%
Payment at Maturity:	$1,000.00

Because the Final Value of the Least Performing Underlying is less the Coupon Trigger but greater than its Barrier Value, you will receive $1,000.00 per Note.

When added to the aggregate Contingent Coupon payments of $36.25 received in respect of all previous Observation Dates, we will have paid you a total of $1,036.25 per Note, resulting in a 3.625% return on the Notes.

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DESCRIPTION OF THE REFERENCE ASSET

Description of ZM	Historical Performance of ZM

Zoom Video Communications, Inc. develops a people-centric cloud service that transforms real-time collaboration experience. The Company offers unified meeting experience, a cloud service that provides a 3-in-1 meeting platform with HD video conferencing, mobility, and web meetings. Zoom Video Communications, Inc. serves customers worldwide. The shares of the Class A common stock of Zoom Video Communications, Inc. trade and are listed on the NASDAQ under the symbol "ZM."

Information filed by Zoom Video Communications, Inc. with the SEC under the Securities Exchange Act of 1934 ("Exchange Act") can be located on the SEC website (http://www.sec.gov).

The following graph sets forth the historical performance of ZM based on the daily historical closing values from April 18, 2019 through August 30, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of ZM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of ZM on any Observation Date, including the Final Valuation Date.

Description of ROKU	Historical Performance of ROKU

Roku, Inc. designs and manufactures consumer electronic products. The Company offers wireless enabled devices that stream audio and video content from the internet to home entertainment systems. Roku, Inc. serves customers globally. The shares of the Class A common stock of Roku, Inc. trade and are listed on the NASDAQ under the symbol "ROKU."

Information filed by Roku, Inc. with the SEC under the Securities Exchange Act of 1934 ("Exchange Act") can be located on the SEC website (http://www.sec.gov).

The following graph sets forth the historical performance of ROKU based on the daily historical closing values from September 28, 2017 through August 30, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of ROKU should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of ROKU on any Observation Date, including the Final Valuation Date.

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Description of MRNA	Historical Performance of MRNA

Moderna, Inc. operates as a clinical stage biotechnology company. The Company focuses on the discovery and development of messenger RNA therapeutics and vaccines. Moderna, Inc. develops mRNA medicines for infectious, immuno-oncology, and cardiovascular diseases. The shares of common stock of Moderna, Inc. trade and are listed on the NASDAQ under the symbol "MRNA."

Information filed by Moderna, Inc. with the SEC under the Securities Exchange Act of 1934 ("Exchange Act") can be located on the SEC website (http://www.sec.gov).

The following graph sets forth the historical performance of MRNA based on the daily historical closing values from December 7, 2018 through August 30, 2021. We obtained the closing values below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical values of MRNA should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Price of MRNA on any Observation Date, including the Final Valuation Date.

EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable in the same general manner as described in this document except that in such a case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the Reference Return of any Underlying, and the accelerated Maturity Date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to any Underlying on that scheduled trading day, then the accelerated Final Valuation Date for that Underlying will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Underlying on the scheduled trading day preceding the date of acceleration, the determination of such Underlying's Reference Return will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Underlying occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this document relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this document. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 4.00% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this document relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may

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discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-83 in the prospectus supplement.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover page of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a contingent income-bearing pre-paid executory contract with respect to the Underlyings. Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible and the timing and character of income in respect of the Notes might differ from the treatment described herein. For example, the Notes could be treated as debt instruments that are "contingent payment debt instruments" for U.S. federal income tax purposes subject to the treatment described under the heading "U.S. Federal Income Tax Considerations - Tax Treatment of U.S. Holders - U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes - Contingent Notes" in the accompanying prospectus supplement.

We will not attempt to ascertain whether any Underlying would be treated as a passive foreign investment company ("PFIC") or United States real property holding corporation ("USRPHC"), both as defined for U.S. federal income tax purposes. If any Underlying were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by any Underlying and consult your tax advisor regarding the possible consequences to you if any Underlying is or becomes a PFIC or a USRPHC.

U.S. Holders. Please see the discussion under the heading "U.S. Federal Income Tax Considerations - Tax Treatment of U.S. Holders - Certain Notes Treated as a Put Option and a Deposit or an Executory Contract - Certain Notes Treated as Executory Contracts" in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to U.S. holders (as defined in the accompanying prospectus supplement). Pursuant to the approach discussed above, we intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as capital gain or loss in an amount equal to the difference between the amount you receive at such time (other than with respect to a Contingent Coupon) and your tax basis in the Note. Any such gain or loss will be long-term capital gain or loss if you have held the Note for more than one year at such time for U.S. federal income tax purposes. Your tax basis in a Note generally will equal your cost of the Note. If upon maturity of the Notes, you receive shares of the Least Performing Underlying (the "Underlying Shares") and cash in lieu of any fractional Underlying Share, you should generally recognize capital gain or loss equal to the difference between the amount of cash received in lieu of any fractional Underlying Share and the pro rata portion of your tax basis in the Notes that is allocable to such fractional Underlying Share, based on the amount of cash received and the fair market value of the Underlying Shares received. Although no assurances can be provided in this regard, you may generally expect not to recognize any gain or loss with respect to any Underlying Shares received. You should generally have a basis in the Underlying Shares equal to your tax basis in the Notes, other than any amount allocated to a fractional Underlying Share. The holding period for such Underlying Shares should start on the day after receipt. In addition, the tax treatment of the Contingent Coupons is unclear. Although the tax treatment of the Contingent Coupons is unclear, we intend to treat any Contingent Coupon, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes.

Non-U.S. Holders. Please see the discussion under the heading "U.S. Federal Income Tax Considerations - Tax Treatment of Non-U.S. Holders" in the accompanying prospectus supplement for further discussion of U.S. federal income tax considerations applicable to non-U.S. holders (as defined in the accompanying prospectus supplement). Because the U.S. federal income tax treatment (including the applicability of withholding) of the Contingent Coupons is uncertain, the entire amount of the Contingent Coupons will be subject to U.S. federal income tax withholding at a 30% rate (or at a lower rate under an applicable income tax treaty). We will not pay any

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additional amounts in respect of such withholding.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting an Underlying or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of an Underlying or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this document, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

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Autocallable Contingent Income Barrier Notes Linked to the Least Performing of the Equity Securities of Zoom Video Communications, Inc., Roku, Inc. and Moderna, Inc.

August 31, 2021

Free Writing Prospectus

Free Writing Prospectus
General	FWP-9
Payment on the Notes	FWP-10
Investor Suitability	FWP-11
Risk Factors	FWP-12
Illustrative Examples	FWP-16
Description of the Reference Asset	FWP-19
Events of Default and Acceleration	FWP-20
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-20
U.S. Federal Income Tax Considerations	FWP-21

Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Terms of the Notes	S-7
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-13

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-12
Description of Notes	S-14
Use of Proceeds and Hedging	S-55
Certain ERISA and Related Considerations	S-56
U.S. Federal Income Tax Considerations	S-58
Supplemental Plan of Distribution (Conflicts of Interest)	S-83

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	35
Limitations on Issuances in Bearer Form	39
U.S. Federal Income Tax Considerations Relating to Debt Securities	40
Certain European Union Tax Considerations	48
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA and Related Matters	55
Legal Opinions	57
Experts	58